UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

FEI COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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This Schedule 14A filing consists of the following communication relating to the proposed acquisition of FEI Company (“FEI”) by Thermo Fisher Scientific Inc. (“Parent”) and Polpis Merger Sub Co., a wholly-owned subsidiary of Parent (“Merger Sub”) pursuant to the terms of an Agreement and Plan of Merger, dated May 26, 2016 by and among FEI, Parent and Merger Sub:

•	Frequently Asked Questions;

The item listed above was first used or made available on June 16, 2016.

Frequently Asked Questions

NEW FAQS AS OF JUNE 16, 2016

1. I own FEI stock from previous equity grants that have vested or from past ESPP purchases. What will happen to this stock when the deal closes? All FEI stock will automatically be exchanged for cash at the rate of $107.50 per share.

2. I have selected payroll deductions for the ESPP program. Do I need to change these deductions now that the ESPP program is suspended? All ESPP payroll deductions will be automatically suspended. Any deductions that were made for the June – November 2016 ESPP period will be refunded to you.

3. What happens to FEI’s benefits programs? As part of the merger agreement, Thermo Fisher agreed to provide for 12 months following the closing continuing FEI employees with employee benefits that are overall equivalent to those provided to the FEI employees immediately prior to the closing, excluding equity incentive opportunities. Currently equity grants and ESPP are the only programs suspended. As we learn more we will communicate what we learn to you.

4. Why did FEI suspend the Employee Stock Purchase Program? As part of the merger agreement, FEI agreed to suspend equity grants, including the ESPP. It is common for acquiring companies to request the suspension of equity programs in the period after a merger agreement is signed but before the close of the acquisition.

5. What is the impact of the acquisition on FEI hiring? FEI expects to continue hiring in the ordinary course of business consistent with our past practices. FEI’s management team will continue to review and make decisions on opening and filling requisitions based on current business needs (in certain circumstances in consultation with Thermo Fisher).

6. Is the video of the meeting with Don regarding the acquisition announcement available? Yes, the video will be posted shortly on SCOPE under the Thermo Fisher acquisition page.

7. I am involved in an ongoing project. How will it be affected? Do I do anything differently right now? For now, for projects, business units, as well as day-to-day work, nearly everything will stay the same. If you have specific questions regarding your day-to-day work or the direction of a project, please ask your manager or supervisor. We have three principles that are guiding management’s approach during the time between signing and closing. First, we need to protect and preserve the FEI business so we can deliver the company to its new owners, healthy and intact. Second, until the closing, FEI remains an independent public company and we will run it that way. Third, we will build a transition plan that sets FEI up for success with its new owners.

8. There have been a number of press releases by law firms regarding the transaction, noting they were launching “investigations.” Is this usual? Yes, these press releases are a common response when public companies announce significant acquisitions.

9. I am getting phone calls from financial service industry personnel or members of the media asking questions about the transaction, what should I do? Some of these individuals are trying to obtain information about the transaction that is not publicly released. Please follow FEI’s External

Communications Policy and do not answer their questions. If needed, you may refer them to FEI’s Director of Investor Relations, Jason Willey, at jason.willey@fei.com. You should also follow FEI’s Social Media Policy and be careful about posting information about the transaction on any form of social media.

10. I submitted a question but it was not answered in the updated FAQs, why is that? Because FEI is a publicly traded company, certain questions cannot be answered at this time due to regulatory requirements. Some of the information requested will be set forth in the proxy statement relating to the transaction, which is expected to be filed shortly. For other items, we do not have answers at this stage of the process and they may be addressed as part of the integration and transition planning.

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ORIGINAL FAQS RELEASED MAY 27, 2016

RATIONALE/STRATEGY

1. What was announced today? What are the terms of the transaction? FEI and Thermo Fisher announced that they have reached a definitive agreement pursuant to which Thermo Fisher will acquire FEI for $107.50 per share in cash, or approximately $4.2 billion, net of approximately $400 million in FEI cash.

2. What is Thermo Fisher Scientific? Thermo Fisher is the world leader in serving science, with annual revenues of $17 billion and more than 50,000 employees in 50 countries. Its mission is to enable its customers to make the world healthier, cleaner and safer—whether it’s helping its customers discover a cure for cancer, protect the environment, or ensure our food is safe. Its corporate values include: Integrity, Intensity, Innovation and Involvement. Thermo Fisher’s website, www.thermofisher.com, is a great place to learn more about the company and its mission, management team, financial statements, latest news, products and more.

3. Why are Thermo Fisher and FEI entering into this transaction? FEI is a great fit with Thermo Fisher’s Analytical Instruments Group, given our complementary capabilities. For example, with FEI’s premier electron microscopy offering and Thermo Fisher’s leading mass spectrometry portfolio all in one company, we will significantly increase our combined presence in the structural biology market and create greater value for these customers. And, given Thermo Fisher’s global and commercial scale in life sciences, we’ll be able to extend the reach of FEI’s products to Thermo Fisher customers, particularly in the biopharma market. As part of Thermo Fisher, we will also be able to explore new opportunities to expand our presence in materials science and leverage our strong presence in the semiconductor market to create new growth opportunities.

4. When is the transaction expected to close? The transaction is expected to be completed by early 2017, subject to the approval of FEI shareholders and the satisfaction of customary closing conditions, including applicable regulatory approvals.

5. How will FEI fit into the existing structure of Thermo Fisher? How will the companies be integrated? The FEI business will become part of Thermo Fisher’s Analytical Instruments Group (AIG), headed by Dan Shine, which provides a broad offering of instruments, consumables, software and services that are used for a range of applications in the laboratory, on the production line and in the field. AIG includes two primary businesses – Chromatography and Mass Spectrometry, and Chemical Analysis. Both FEI and Thermo Fisher will appoint planning teams to ensure a smooth transition.

EMPLOYEE DETAILS

6. What does today’s announcement mean for my job? Until the deal closes, there are no changes to day-to-day business operations and we ask that you remain focused on your daily responsibilities. After that, the integration work will begin and decisions on the post-close structure of the combined company will be made. We will keep you updated as the process unfolds.

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Importantly, Thermo Fisher respects the FEI team and shares our commitment to technology innovation and intense customer focus. This transaction is about growth, and FEI employees will become part of a large and growing company that offers many opportunities for career development and advancement.

Thermo Fisher also sees several capabilities in FEI that can be leveraged for other areas of the company. Similarly, capabilities such as Thermo Fisher Cloud would bring value to FEI as we come together.

7. How will this transaction affect FEI employee benefits and compensation? Until the transaction is completed, we remain an independent company and there will be no change to benefits and compensation plans. An important part of the integration planning process will be a review of our employee benefits program to create an effective and seamless integration with Thermo Fisher programs. As we move through the integration planning phase, any changes to our benefits programs will be communicated as decisions are made. You should know that Thermo Fisher is committed to providing competitive and comprehensive benefits to all employees.

8. What will happen to the FEI PSP and MVP Programs? The PSP and MVP programs will continue under the same metrics for 2016. We will make the first half PSP payment to employees as scheduled in August 2016. The second half PSP and MVP payments will be made in early 2017.

9. What will happen to my FEI Restricted Stock Units (RSUs) or Stock Options? Once the transaction closes, FEI stock will no longer be traded. Vested stock options will be converted into the right to receive a cash payment promptly following closing equal to $107.50 per share less the applicable exercise price per share. Unvested stock options will be converted to cash awards valued at the difference between the issued option price and the agreed purchase price of $107.50 per share. Unvested RSU’s will be converted to cash awards that will be valued at $107.50 per share. These awards will be eligible to vest on the same schedule and conditions as your original stock grants.

10. What will happen to the Employee Stock Purchase Plan? As originally scheduled, the current offering period will terminate on May 31, 2016. Between now and May 31, 2016, employees who are not currently participating in the Employee Stock Purchase Plan may not commence participation in, and participants may not increase their existing payroll deductions under, the Employee Stock Purchase Plan. There will be no additional offering periods under the Employee Stock Purchase Plan following the conclusion of the current offering period on May 31, 2016. That means that offering period that concludes in November 2016 will not occur.

11. Will there be new opportunities for both companies’ employees in terms of jobs and relocation? Over the long term, we believe that this combination will result in greater career opportunities for employees of both companies as we move forward and grow together.

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12. Will employees have to relocate? An integration planning team, led by representatives from each company, will be established to develop plans around how the companies will come together. It is very early days and we are committed to keeping you informed. Keep in mind that we expect the transaction to close by early 2017.

INTEGRATION DETAILS

13. What happens to the FEI name? Will our brands change? Our brand is respected and valued by Thermo Fisher. Brand positioning will be determined as part of the integration process. The Analytical Instruments Group operates under the Thermo Scientific brand. Historically, legacy brand names have been incorporated into product names.

14. Will the FEI senior management team play a role in the combined company after closing? It is still early days. Those decisions will be made as part of the integration process.

15. What happens between now and closing of the transaction? What should I do in the meantime? Until the transaction closes, FEI and Thermo Fisher will continue to operate as independent companies. Direct communications with employees of Thermo Fisher regarding business and marketing plans, customer information, pricing and other sensitive information are strictly prohibited by law during this period. However, it is our priority to make this a smooth transition. In the interim, employees should remain focused on the business and serving customers. We will provide more information as it becomes available.

CUSTOMER AND COMMUNICATIONS DETAILS

16. What does this mean for our customers? Prior to the closing of the transaction, our customers will notice no changes in their interactions with our team. As part of the transition process, we will be looking at the best ways to leverage the strengths of Thermo Fisher and FEI to provide customers with a broad offering of innovative solutions. Given the complementary nature of our product portfolios and similar cultures that value innovation and an intense focus on customers, we anticipate a smooth transition.

17. What should I tell my customers and/or vendors? We will provide approved messaging and guidance to employees working with customers and vendors as necessary. In the interim, please contact your manager with questions.

18. How can people contact me? Will I have a new e-mail address and/or phone number? Until the transaction is completed, it will be business as usual and your contact information will remain the same. We will communicate further specifics regarding contact information as the transition process progresses.

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19. What should I do if I receive calls from members of the media or members of the investor community? An announcement like this is going to draw attention from the media, financial community and others who follow FEI. If you are contacted by the media or any other outside parties, please direct the inquiry to Jason Willey, Senior Director of Corporate Development and Investor Relations, at jason.willey@FEI.com.

20. Who should I contact if I have additional questions? We are hosting a series of town halls/conference calls over the next few weeks. In addition, we will be establishing a page on Scope for information and updates, and we will provide more details as they become available. If you have questions on day to day business operations you should contact your manager. You may also send acquisition related questions to questions@FEI.com. We will collect these questions and use them to update our Frequently Asked Questions as we go through this process.

Additional Information and Where to Find It

In connection with the transaction, FEI intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, FEI will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF FEI ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT FEI WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FEI AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by FEI with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of FEI’s website (http://investor.fei.com).

Participants in the Solicitation

FEI and its directors, executive officers and other members of its management and employees as well as Thermo Fisher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from FEI’s stockholders with respect to the merger. Information about FEI’s directors and executive officers and their ownership of FEI’s common stock is set forth in the proxy statement for FEI’s 2016 Annual Meeting of Stockholders filed with the SEC on March 28, 2016. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2016 Annual Meeting of Stockholders filed with the SEC on April 5, 2016. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of FEI’s directors and executive officers in the merger, which may be different than those of FEI’s stockholders generally, by reading the proxy statement and other relevant documents regarding the merger when they become available, which will be filed with the SEC.

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Forward-Looking Statements

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the proposed FEI transaction may not materialize as expected; the FEI transaction not being timely completed, if completed at all; prior to the completion of the transaction, FEI’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities, difficulty retaining key employees, and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2015, and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended April 2, 2016, each of which is on file with the SEC and available in the “Investors” section of Thermo Fisher’s website under the heading “SEC Filings,” and in other documents Thermo Fisher files with the SEC, and in FEI’s Annual Report on Form 10-K for the year ended December 31, 2015, and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended April 3, 2016, each of which is on file with the SEC and available in the investor relations section of FEI’s website, investor.fei.com, under the heading “SEC Filings,” and in other documents FEI files with the SEC. While Thermo Fisher or FEI may elect to update forward-looking statements at some point in the future, Thermo Fisher and FEI specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or FEI’s views as of any date subsequent to today.

FEI CONFIDENTIAL	7	FOR INTERNAL USE ONLY